Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sunburst Acquisitions IV, Inc.

We consent to the incorporation by reference in the registration statement dated on or about August 10, 2005 on Form S-8 of Sunburst Acquisitions IV, Inc. (A Development Stage Company) of our auditors’ report dated May 31, 2005 on the consolidated balance sheet of Sunburst Acquisitions IV, Inc. as at February 28, 2005 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended February 28, 2005 and the cumulative totals for the development stage operations from August 1997 (inception) through February 28, 2005.

/s/ Pannell Kerr Forster

[Registered with the Public Company Accounting Oversight Board as “Smythe Ratcliffe”]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada

August 10, 2005